TYSON STEPPING UP INVESTMENT FOR MORE GROWTH
FOLLOWING FOURTH CONSECUTIVE RECORD YEAR
Springdale, Arkansas – November 21, 2016 – Tyson Foods, Inc. (NYSE: TSN), one of the world's largest food companies with leading brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®, today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months Ended
	2016	2015	2016	2015
Sales	$9,156	$10,506	$36,881	$41,373
Operating Income	586	550	2,833	2,169

Net Income	392	259	1,772	1,224
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	1	4	4
Net Income Attributable to Tyson	$391	$258	$1,768	$1,220

Net Income Per Share Attributable to Tyson	$1.03	$0.63	$4.53	$2.95

Adjusted¹ Sales	$9,156	$9,756	$36,881	$40,623

Adjusted¹ Operating Income	$586	$568	$2,833	$2,253

Adjusted¹ Net Income Per Share Attributable to Tyson	$0.96	$0.83	$4.39	$3.15
¹Adjusted sales, adjusted operating income and adjusted net income per share attributable to Tyson are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Additionally, items reflected as adjusted exclude the impact of the additional week in the fourth quarter and 12 months of fiscal 2015.
Fourth Quarter Highlights

•	EPS of $1.03, up 63% from Q4'15; Adjusted EPS of $0.96, up 16% from Q4'15

•	Operating income up 7% to $586 million; Adjusted operating income up 3% compared to Q4'15

•	Captured $165 million in total synergies; $67 million incremental synergies over Q4'15

•	Repurchased 8.3 million shares for $600 million, excluding shares repurchased to offset dilution from our equity compensation plan
Fiscal 2016 Highlights

•	Record EPS of $4.53, up 54% from fiscal 2015; Record Adjusted EPS of $4.39, up 39% from fiscal 2015

•	Operating income up 31% to over $2.8 billion; Adjusted operating income up 26% compared to fiscal 2015

•	Record total company operating margin of 7.7%

◦	Record Pork segment operating margin of 10.8%

◦	Record Prepared Foods segment operating margin of 10.0%

◦	Chicken segment operating margin remained strong at 11.9%

•	Captured $580 million in total synergies; $258 million incremental synergies over fiscal 2015

•	Repurchased 28.2 million shares for $1.7 billion, excluding shares repurchased to offset dilution from our equity compensation plan

•	Record cash flows from operations of over $2.7 billion
Fiscal 2017 Guidance

•	Expect fiscal 2017 EPS of $4.70-$4.85

◦	GAAP EPS growth of 4-7%

◦	Adjusted EPS growth of 7-10%

“Fiscal 2016 was our fourth consecutive year of record results,” said Donnie Smith, chief executive officer of Tyson Foods. “We produced record earnings per share, operating income and operating margin.
“We’re growing where we want to grow by selling more branded, higher margin products. Sales volume was up in our Core 9 product lines at retail and our top tier products in foodservice.

“The Prepared Foods segment had a record margin for the year, while simultaneously driving industry-leading category growth at retail. The Pork segment had a record year as well, while the Chicken segment nearly matched last year’s record margin. The Beef segment is a great turnaround story, producing normalized margins for the year,” Smith said.
“Synergies and profit improvement for the fiscal year totaled $580 million, well exceeding our $500 million target,” Dennis Leatherby, Tyson Foods’ executive vice president and chief financial officer, said.
“Our business generated record cash flows that give us the flexibility to drive long-term shareholder value. Our priorities for capital allocation continue to be investing in our existing businesses, acquiring businesses that support our strategic objectives and returning cash to shareholders through share repurchases and dividends, all while prudently managing our debt profile.
“In fiscal 2016, we repurchased more than 28 million shares of our stock for $1.7 billion. This week the Board of Directors increased the quarterly dividend by $0.075, or 50%, to $0.225 per share. This continues our expectation to increase dividends for Class A shares by at least $0.10 per share annually,” Leatherby said.
“Looking forward, we will continue building this business for long-term, sustainable growth by investing in innovation, consumer insights, our brands, our customer relationships, our facilities and our people,” Tom Hayes, president of Tyson Foods, said. “In addition to allocating $1 billion for capital expenditures in fiscal 2017, we are investing in initiatives such as improved worker safety, food safety, animal well-being, warehouse and distribution optimization and attracting and retaining talent throughout our company. These investments will pay off in the coming years through, among other things, improved costs and reduced turnover.”
“The first seven weeks of fiscal 2017 have been phenomenal as we are off to the best start we have ever experienced. We’re confident we can increase the investment in our business while still growing and delivering another record year with earnings in the range of $4.70-$4.85 per share,” Smith said. “We are in a great position now, and we're positioning ourselves for long-term success.”
SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and 12 months ended October 1, 2016, and October 3, 2015)
	Fourth Quarter				12 Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2016	2015	Change	Change	2016	2015	Change	Change
Chicken	$2,811	$3,024	(10.1)%	3.5%	$10,927	$11,390	(2.6)%	(1.5)%
Beef	3,477	4,410	(7.4)%	(14.9)%	14,513	17,236	(1.1)%	(14.9)%
Pork	1,235	1,311	(6.8)%	1.0%	4,909	5,262	(2.5)%	(4.4)%
Prepared Foods	1,837	2,008	(4.8)%	(3.9)%	7,346	7,822	(2.8)%	(3.4)%
Other	96	108	(11.8)%	1.6%	380	879	(57.2)%	1.2%
Intersegment Sales	(300)	(355)	n/a	n/a	(1,194)	(1,216)	n/a	n/a
Total	$9,156	$10,506	(8.2)%	(5.1)%	$36,881	$41,373	(4.6)%	(6.5)%
Note: Sales and volume include the impact of an additional week in the fourth quarter and 12 months of fiscal 2015. Adjusted segment results below are adjusted to exclude the impact of the additional week.

Operating Income (Loss)
(for the fourth quarter and 12 months ended October 1, 2016, and October 3, 2015)
	Fourth Quarter				12 Months Ended
			Operating Margin				Operating Margin
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$220	$370	7.8%	12.2%	$1,305	$1,366	11.9%	12.0%
Beef	139	(33)	4.0%	(0.7)%	347	(66)	2.4%	(0.4)%
Pork	108	95	8.7%	7.2%	528	380	10.8%	7.2%
Prepared Foods	133	150	7.2%	7.5%	734	588	10.0%	7.5%
Other	(14)	(32)	n/a	n/a	(81)	(99)	n/a	n/a
Total	$586	$550	6.4%	5.2%	$2,833	$2,169	7.7%	5.2%
Note: Operating income (loss) and operating margin include the impact of an additional week in the fourth quarter and 12 months of fiscal 2015. Adjusted segment results below are adjusted to exclude the impact of the additional week.

ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Sales (Non-GAAP)
(for the fourth quarter and 12 months ended October 1, 2016, and October 3, 2015)
	Fourth Quarter				12 Months
			Adjusted	Adjusted			Adjusted	Adjusted
			Volume	Avg. Price			Volume	Avg. Price
	2016	2015	Change	Change	2016	2015	Change	Change
Chicken	$2,811	$2,808	(3.2)%	3.5%	$10,927	$11,174	(0.7)%	(1.5)%
Beef	3,477	4,095	(0.3)%	(14.9)%	14,513	16,921	0.8%	(14.9)%
Pork	1,235	1,218	0.4%	1.0%	4,909	5,169	(0.7)%	(4.4)%
Prepared Foods	1,837	1,865	2.6%	(3.9)%	7,346	7,679	(1.0)%	(3.4)%
Other	96	100	(5.0)%	1.6%	380	871	(56.9)%	1.2%
Intersegment Sales	(300)	(330)	n/a	n/a	(1,194)	(1,191)	n/a	n/a
Total	$9,156	$9,756	(1.1)%	(5.1)%	$36,881	$40,623	(2.8)%	(6.5)%
Note: Total company volume increased 0.1% for fiscal 2016 when excluding the impact of the additional week in the fourth quarter of fiscal 2015, in addition to excluding the divestitures of our chicken operations in Brazil and Mexico, along with our Heinold Hog Markets business in fiscal 2015.

Adjusted Operating Income (Loss) (Non-GAAP)
(for the fourth quarter and 12 months ended October 1, 2016, and October 3, 2015)
	Fourth Quarter				12 Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$220	$344	7.8%	12.3%	$1,305	$1,340	11.9%	12.0%
Beef	139	(20)	4.0%	(0.5)%	347	(53)	2.4%	(0.3)%
Pork	108	88	8.7%	7.2%	528	373	10.8%	7.2%
Prepared Foods	133	171	7.2%	9.2%	734	636	10.0%	8.3%
Other	(14)	(15)	n/a	n/a	(81)	(43)	n/a	n/a
Total	$586	$568	6.4%	5.8%	$2,833	$2,253	7.7%	5.5%
Note: Adjusted sales and adjusted operating income are explained and reconciled to a comparable GAAP measure at the end of this release. Items reflected as adjusted, including adjusted volume and adjusted average sales price, exclude the impact of the extra week in the fourth quarter and 12 months of fiscal 2015.

Adjusted sales, adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted sales, adjusted operating income and adjusted operating margin as internal performance measurements and as three criteria for evaluating our performance relative to that of our peers. We believe adjusted sales, adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted sales, adjusted operating income and adjusted operating margin. Further, we believe that adjusted sales, adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted sales, adjusted operating income and adjusted operating margin should not be considered as substitutes for sales, operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted sales, adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Chicken - Adjusted sales volume decreased for the fourth quarter of fiscal 2016 as a result of planned temporary decrease in production, continued transition to sell more value-added and less commodity products, and mix changes of rendered product sales. For fiscal 2016, adjusted sales volume decreased slightly due to the fourth quarter of fiscal 2016 planned decrease in production along with optimizing our mix and our buy versus grow strategy. Adjusted average sales price increased in the fourth quarter of fiscal 2016 as a result of mix changes. For the 12 months of fiscal 2016, adjusted average sales price decreased as feed costs declined, partially offset by mix changes. Adjusted operating income was negatively impacted in the fourth quarter of fiscal 2016 by lower sales volume as well as increases in plant variances associated with reduced production, grain and feed ingredients costs, marketing, advertising and promotion expenses and higher operating costs. Feed costs increased $20 million and decreased $170 million during the fourth quarter and 12 months of fiscal 2016, respectively.

•
Beef - Adjusted sales volume was relatively flat in the fourth quarter of fiscal 2016 and increased during the 12 months of fiscal 2016 due to increased availability of cattle supply and better demand for our beef products, despite a reduction in live cattle processing capacity due to the closure of our Denison, Iowa, facility in the fourth quarter of fiscal 2015. Adjusted average sales price decreased due to higher domestic availability of beef supplies and lower livestock cost. Adjusted operating income increased due to more favorable market conditions as we maximized our revenues relative to the decline in live fed cattle cost, in addition to reduced losses from mark-to-market open derivative positions and lower-of-cost-or market inventory adjustments that were incurred in the fourth quarter of fiscal 2015, partially offset by higher operating costs.

•
Pork - Adjusted sales volume increased in the fourth quarter of fiscal 2016 driven by better demand for pork products. For the 12 months of fiscal 2016, adjusted sales volume decreased due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, adjusted sales volume grew 1.2% driven by better demand for our pork products. Adjusted average sale price increased in the fourth quarter of fiscal 2016 as we maximized our revenues relative to the decline in live hog cost. For the 12 months of fiscal 2016, adjusted average sales price decreased due to increased live hog supplies and lower livestock cost. Adjusted operating income increased as we maximized our revenues relative to the decline in the live hog markets and due to better plant utilization associated with higher volumes, which were partially offset by higher operating costs and losses incurred in our live hog operation.

•
Prepared Foods - Adjusted sales volume increased in the fourth quarter of fiscal 2016 due to improved demand for our prepared foods products. For the 12 months of fiscal 2016, adjusted sales volume decreased due to lower sales volume in the first six months of fiscal 2016 due to changes in sales mix and the carryover effect of the 2015 turkey avian influenza occurrence into the first half of fiscal 2016. Adjusted average sales price decreased primarily due to a decline in input costs, partially offset by a change in product mix. Adjusted operating income for the fourth quarter of fiscal 2016 decreased due to increased marketing, advertising and promotion spend, higher operational costs and a temporary operational disruption in a food service business unit. For the 12 months of fiscal 2016, adjusted operating income increased due to mix changes as well as lower input costs of approximately $300 million, partially offset with increased marketing, advertising and promotion spend, and higher operational costs. Additionally, Prepared Foods operating income was positively impacted by $119 million in synergies, of which $38 million was incremental synergies in the fourth quarter of fiscal 2016 above the $81 million of synergies realized in the fourth quarter of fiscal 2015. For the 12 months of fiscal 2016, Prepared Foods operating income was positively impacted by $441 million in synergies, of which $156 million was incremental synergies in fiscal 2016 above the $285 million of synergies realized in fiscal 2015. The positive impact of these synergies to operating income was partially offset with heavy investments in innovation, new product launches and supporting the growth of our brands.

Outlook
In fiscal 2017, USDA indicates domestic protein production (chicken, beef, pork and turkey) to increase approximately 2-3% from fiscal 2016 levels and moderate export growth. As we continue with the integration of Hillshire Brands, we expect to realize synergies of around $675 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The amount expected to be realized in fiscal 2017 is reduced from our previous estimate of $700 million as some of the incremental synergies are now expected to be realized in fiscal 2018. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity, share repurchases and dividends for fiscal 2017.

•
Chicken – USDA shows an increase in chicken production of approximately 2% in fiscal 2017 as compared to fiscal 2016. Based on current futures prices, we expect similar feed costs in fiscal 2017 as compared to fiscal 2016. For fiscal 2017, we believe our Chicken segment's operating margin should be at or above the upper end of its normalized range of 9-11%.

•
Beef – We expect industry fed cattle supplies to increase approximately 2-3% in fiscal 2017 as compared to fiscal 2016. We generally expect adequate supplies in regions we operate our plants. For fiscal 2017, we believe our Beef segment's operating margin should be at the upper end or above its normalized range of 1.5-3.0%.

•	Pork – We expect industry hog supplies to increase approximately 3% in fiscal 2017 as compared to fiscal 2016. For fiscal 2017, we believe our Pork segment's operating margin should be at least 10%.

•
Prepared Foods – We expect lower input costs of approximately $125 million in fiscal 2017 as compared to fiscal 2016. For fiscal 2017, we expect our Prepared Foods segment operating margin to remain similar to fiscal 2016 results as we continue to invest heavily in innovation, new product launches and the growth of our brands.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India in addition to third-party merger and integration costs. We expect Other operating loss should be approximately $70 million in fiscal 2017.

•	Sales – For fiscal 2017, we expect sales to be flat compared to fiscal 2016 as we grow sales volume across each segment, offset by the impact of lower beef prices.

•
Capital Expenditures – We expect capital expenditures to approximate $1.0 billion for fiscal 2017 and will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $225 million for fiscal 2017.

•	Liquidity – We expect total liquidity, which was $1.3 billion at October 1, 2016, to remain in line with our minimum liquidity target of $1.0 billion.

•
Share Repurchases – In fiscal 2017, we expect to continue our share repurchases under our share repurchase program. As of October 1, 2016, 40.3 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements. During the first quarter of fiscal 2017 to date, we repurchased over 3.4 million shares for $240 million, excluding shares repurchased to offset dilution from our equity compensation plan.

•
Dividends – On November 17, 2016, the Board of Directors increased the quarterly dividend previously declared on August 4, 2016, to $0.225 per share on our Class A common stock and $0.2025 per share on our Class B common stock. The increased quarterly dividend is payable on December 15, 2016, to shareholders of record at the close of business on December 1, 2016. The Board also declared a quarterly dividend of $0.225 per share on our Class A common stock and $0.2025 per share on our Class B common stock, payable on March 15, 2017, to shareholders of record at the close of business on March 1, 2017.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Sales	$9,156	$10,506	$36,881	$41,373
Cost of Sales	8,067	9,520	32,184	37,456
Gross Profit	1,089	986	4,697	3,917

Selling, General and Administrative	503	436	1,864	1,748
Operating Income	586	550	2,833	2,169
Other (Income) Expense:
Interest income	(1)	(3)	(6)	(9)
Interest expense	58	72	249	293
Other, net	(2)	(4)	(8)	(36)
Total Other (Income) Expense	55	65	235	248
Income before Income Taxes	531	485	2,598	1,921
Income Tax Expense	139	226	826	697
Net Income	392	259	1,772	1,224
Less: Net Income Attributable to Noncontrolling Interests	1	1	4	4
Net Income Attributable to Tyson	$391	$258	$1,768	$1,220
Weighted Average Shares Outstanding:
Class A Basic	305	333	315	335
Class B Basic	70	70	70	70
Diluted	381	411	390	413
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.06	$0.65	$4.67	$3.06
Class B Basic	$0.96	$0.59	$4.24	$2.79
Diluted	$1.03	$0.63	$4.53	$2.95
Dividends Declared Per Share:
Class A	$0.150	$0.100	$0.650	$0.425
Class B	$0.135	$0.090	$0.585	$0.383

Sales Change	(12.8)%		(10.9)%
Margins: (Percent of Sales)
Gross Profit	11.9%	9.4%	12.7%	9.5%
Operating Income	6.4%	5.2%	7.7%	5.2%
Net Income Attributable to Tyson	4.3%	2.5%	4.8%	2.9%
Effective Tax Rate	26.1%	46.4%	31.8%	36.3%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	October 1, 2016	October 3, 2015
Assets
Current Assets:
Cash and cash equivalents	$349	$688
Accounts receivable, net	1,542	1,620
Inventories	2,732	2,878
Other current assets	265	195
Total Current Assets	4,888	5,381
Net Property, Plant and Equipment	5,170	5,176
Goodwill	6,669	6,667
Intangible Assets, net	5,084	5,168
Other Assets	562	577
Total Assets	$22,373	$22,969

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$79	$715
Accounts payable	1,511	1,662
Other current liabilities	1,172	1,158
Total Current Liabilities	2,762	3,535
Long-Term Debt	6,200	5,975
Deferred Income Taxes	2,545	2,449
Other Liabilities	1,242	1,304

Total Tyson Shareholders’ Equity	9,608	9,691
Noncontrolling Interests	16	15
Total Shareholders’ Equity	9,624	9,706

Total Liabilities and Shareholders’ Equity	$22,373	$22,969

Note: In the fourth quarter of fiscal 2016 we adopted a new accounting standard which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. As a result, $29 million and $35 million of deferred issuance costs have been reclassified from Other Assets to Long-Term Debt in our Consolidated Condensed Balance Sheets as of October 1, 2016 and October 3, 2015, respectively.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months Ended
	October 1, 2016	October 3, 2015
Cash Flows From Operating Activities:
Net income	$1,772	$1,224
Depreciation and amortization	705	711
Deferred income taxes	84	38
Gain on disposal of businesses	—	(177)
Impairment of assets	45	285
Share-based compensation expense	81	69
Other, net	(34)	71
Net changes in operating assets and liabilities	63	349
Cash Provided by Operating Activities	2,716	2,570

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(695)	(854)
Purchases of marketable securities	(46)	(38)
Proceeds from sale of marketable securities	37	52
Proceeds from sale of businesses	—	539
Other, net	20	31
Cash Used for Investing Activities	(684)	(270)

Cash Flows From Financing Activities:
Payments on debt	(714)	(1,995)
Proceeds from issuance of long-term debt	1	501
Borrowings on revolving credit facility	1,065	1,345
Payments on revolving credit facility	(765)	(1,345)
Purchases of Tyson Class A common stock	(1,944)	(495)
Dividends	(216)	(147)
Stock options exercised	128	84
Other, net	68	17
Cash Used for Financing Activities	(2,377)	(2,035)
Effect of Exchange Rate Changes on Cash	6	(15)
Increase (Decrease) in Cash and Cash Equivalents	(339)	250
Cash and Cash Equivalents at Beginning of Year	688	438
Cash and Cash Equivalents at End of Period	$349	$688

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended (a)
	October 1, 2016	October 3, 2015

Net income	$1,772	$1,224
Less: Interest income	(6)	(9)
Add: Interest expense	249	293
Add: Income tax expense	826	697
Add: Depreciation	617	609
Add: Amortization (b)	80	92
EBITDA	$3,538	$2,906

Adjustments to EBITDA:
Add: China impairment	$—	$169
Add: Merger and integration costs	—	57
Add: Prepared Foods network optimization impairment charges	—	59
Add: Denison plant closure	—	12
Add: Costs (insurance proceeds, net of costs) related to a legacy Hillshire Brands plant fire	—	(8)
Less: Gain on sale of the Mexico operation	—	(161)
Less: Gain on sale of equity securities	—	(21)
Total Adjusted EBITDA	$3,538	$3,013

Total gross debt	$6,279	$6,690
Less: Cash and cash equivalents	(349)	(688)
Less: Short-term investments	(4)	(2)
Total net debt	$5,926	$6,000

Ratio Calculations:
Gross debt/EBITDA	1.8x	2.3x
Net debt/EBITDA	1.7x	2.1x

Gross debt/Adjusted EBITDA	1.8x	2.2x
Net debt/Adjusted EBITDA	1.7x	2.0x

(a)	EBITDA and Adjusted EBITDA for fiscal 2016 were based on a 52-week year while fiscal 2015 was based on a 53-week year.

(b)	Excludes the amortization of debt discount expense of $8 million and $10 million for the twelve months ended October 1, 2016, and October 3, 2015, respectively, as it is included in Interest expense.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				Twelve Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2016	2015	2016	2015	2016	2015	2016	2015

Reported net income per share attributable to Tyson			$1.03	$0.63			$4.53	$2.95

Add: China impairment	$—	$169	—	0.41	$—	$169	—	0.41

Add: Merger and integration costs	$—	$8	—	0.02	$—	$57	—	0.09

Add: Prepared Foods network optimization charges	$—	$59	—	0.09	$—	$59	—	0.09

Add: Denison plant closure	$—	$12	—	0.02	$—	$12	—	0.02

Less: Insurance proceeds (net of costs) related to a legacy Hillshire Brands plant fire	$—	$(25)	—	(0.04)	$—	$(8)	—	(0.02)

Less: Gain on sale of equity securities	$—	$—	—	—	$—	$(21)	—	(0.03)

Less: Gain on sale of the Mexico operation	$—	$(161)	—	(0.24)	$—	$(161)	—	(0.24)

Less: Impact of additional week	$—	$(39)	—	(0.06)	$—	$(39)	—	(0.06)

Less: Recognition of previously unrecognized tax benefit and audit settlement	$—	$—	(0.07)	—	$—	$—	(0.14)	(0.06)

Adjusted net income per share attributable to Tyson			$0.96	$0.83			$4.39	$3.15

Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted EPS. Further, we believe that adjusted EPS is useful measures because they improve comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income Reconciliations
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the fourth quarter ended October 3, 2015)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$370	$(33)	$95	$150	$(32)	$550

Add: China impairment	—	—	—	—	169	169
Add: Merger and integration costs	—	—	—	—	8	8
Add: Prepared Foods network optimization impairment charges	—	—	—	59	—	59
Add: Denison plant closure	—	12	—	—	—	12
Less: Insurance proceeds related to a legacy Hillshire Brands plant fire	—	—	—	(25)	—	(25)
Less: Gain on sale of the Mexico operation	—	—	—	—	(161)	(161)
Adjusted operating income prior to adjustment for additional week	370	(21)	95	184	(16)	612
Less: Estimated impact of additional week (a)	(26)	1	(7)	(13)	1	(44)
Adjusted operating income (loss)	$344	$(20)	$88	$171	$(15)	$568
(a) Impact of additional week was calculated by using the fourth quarter of fiscal 2015 adjusted operating income (prior to the additional week impact) and divided by 14 weeks.

Adjusted Operating Income (Loss)
(for the 12 months ended October 3, 2015)
	Chicken	Beef	Pork	Prepared Foods	Other	Total
Reported operating income (loss)	$1,366	$(66)	$380	$588	$(99)	$2,169

Add: China impairment	—	—	—	—	169	169
Add: Merger and integration costs	—	—	—	10	47	57
Add: Prepared Foods network optimization impairment charges	—	—	—	59	—	59
Add: Denison plant closure	—	12	—	—	—	12
Less: Insurance proceeds (net of costs) related to a legacy Hillshire Brands plant fire	—	—	—	(8)	—	(8)
Less: Gain on sale of the Mexico operation	—	—	—	—	(161)	(161)
Adjusted operating income prior to adjustment for additional week	1,366	(54)	380	649	(44)	2,297
Less: Estimated impact of additional week (a)	(26)	1	(7)	(13)	1	(44)
Adjusted operating income (loss)	$1,340	$(53)	$373	$636	$(43)	$2,253
(a) Impact of additional week was calculated by using the fourth quarter of fiscal 2015 adjusted operating income (prior to the additional week impact) and divided by 14 weeks.

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Sales Reconciliations
(In millions)
(Unaudited)

	Fourth Quarter		12 Months
	2016	2015	2016	2015

Reported sales	$9,156	$10,506	$36,881	$41,373

Less: Impact of additional week (a)	—	(750)	—	(750)

Adjusted sales	$9,156	$9,756	$36,881	$40,623

(a) The estimated impact of the additional week in the fourth quarter and 12 months of fiscal 2015 was calculated by dividing unadjusted sales for the fourth quarter of fiscal 2015 by 14 weeks.

Adjusted sales is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use adjusted sales as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted sales is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted sales. Further, we believe that adjusted sales is a useful measure because it improves comparability of results of operations from period to period. Adjusted sales should not be considered as a substitute for sales or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted sales may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 115 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 1, 2016, the company had approximately 114,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. eastern Monday, November 21, 2016. Participants may pre-register for the call at http://dpregister.com/10095134. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-866-777-2509 or international toll 1-412-317-5413.

A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A replay of the call will be available until December 21, 2016, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10095134. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section and statements relating to GAAP EPS guidance and adjusted EPS guidance. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 1, 2016.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235